Exhibit 14.1

ATLANTIC COASTAL ACQUISITION CORP. II

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

It is the general policy of Atlantic Coastal Acquisition Corp. II (the “Company”) to conduct its business activities and transactions with the highest level of integrity and ethical standards and in accordance with all applicable laws. In carrying out this policy, the Company has adopted the following Code of Business Conduct and Ethics (this “Code”). In addition to being bound by any other codes, policies, and procedures of the Company, all of the employees of the Company are subject to the following additional specific policies contained in this Code.

This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers, and directors of the Company and its subsidiaries. Those persons designated as the Company’s senior financial officers in the Code of Ethics for Senior Financial Officers shall also be required to comply with the provisions thereof. All such persons must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. Those who violate the standards in this Code or who fail to cooperate with management directions given to effect compliance with this Code may be subject to disciplinary action, possibly including termination of employment.

If you have any questions regarding this Code, you should address these questions to your supervisor or to the Chief Financial Officer of the Company.

Basic Principles and Practices

Compliance with Laws, Rules, and Regulations

Company policy requires that our business activities comply with both the letter and the spirit of all applicable laws, rules, and regulations. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, or other appropriate personnel.

Confidentiality

Employees who come into possession of non-public information regarding the Company or any other companies as to which the employee receives information not available to investors generally must safeguard the information from the public and not intentionally or inadvertently communicate it to any person (including family members and friends) unless the person has a need to know the information for legitimate, Company-related reasons. This duty of confidentiality is important both as to the Company’s competitive position and with respect to the securities laws applicable to the Company as a public company. Confidential information cannot be disclosed by any employee to any third party unless the third party has signed a nondisclosure agreement approved by the Company’s management, and should be divulged only to persons having a need to know the information in order to carry out their job responsibilities. Further, you may not use any confidential information other than for legitimate, Company-related reasons. You must also abide by any specific agreements, such as a Confidential Information and Invention Assignment Agreement and Company policies regarding confidentiality between you and the Company.

Consistent with the foregoing, all employees should be discreet with respect to confidential information about the Company or any other companies as to which the employee receives information not available to investors generally and not discuss it in public places.

Confidential information related to the Company or any other companies as to which the employee receives information not available to investors generally can include a variety of materials and information regarding the ongoing operations and plans of the Company, and also includes information that customers, partners, or vendors have provided to us. For example, confidential information can include facility or product development plans, patents, significant new contracts, information regarding the financial health and performance of the Company or other companies, salary and personnel information, plans regarding significant acquisitions or divestitures, plans to raise additional capital, and marketing and sales plans.

Conflicts of Interest

A “conflict of interest” arises when a person’s loyalties or actions are divided between the interests of the Company and those of another, such as a competitor, supplier, customer, or personal business. A conflict of interest can arise when an employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. A conflict of interest may also arise when an individual, or a member of his or her family, receives an improper personal benefit as a result of his or her position in, or relationship with, the Company. Breach of confidentiality obligations can also give rise to a conflict of interest. Moreover, the appearance of a conflict of interest alone can adversely affect the Company and its relations with customers, suppliers, and employees.

Employees are expected to use good judgment, to adhere to high ethical standards, and to avoid situations that create an actual or potential conflict of interest. It is almost always a conflict of interest for employees to work simultaneously for a competitor, customer, or supplier.

A conflict of interest can also arise with respect to employment of relatives and persons with close personal relationships. If an employee or someone with whom an employee has a close relationship (e.g., a family member or close companion) has a financial or employment relationship with an actual or potential competitor, supplier, or customer, the employee must disclose this fact in writing to the head of finance or head of human resources of the Company. The Company may take any action that it deems necessary in its sole discretion to avoid or remedy an actual, prospective or perceived conflict of interest, including a reassignment of some or all of the employee’s duties or change of the employee’s position.

A conflict of interest may not always be clear, therefore, you should consult with higher levels of management if you have any questions. Any employee who becomes aware of a conflict or a potential conflict should bring it to the attention of the head of finance or head of human resources of the Company.

Corporate Opportunities

You must not take for yourself personally opportunities that are discovered through the use of Company property or confidential information or your position with the Company without the consent of the Board of Directors (the “Board”) or its designees. No employee may use corporate property, information, or their position for improper personal gain, and no employee may compete with the Company directly or indirectly while they are employed by the Company. You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Fair Dealing

Although the prosperity of our Company depends on our ability to outperform our competitors, the Company is committed to achieving success by fair and ethical means. We seek to maintain a reputation for honesty and fair dealing among our competitors and the public alike. In light of this aim, dishonest, unethical, or illegal business practices are prohibited, including, without limitation, corruption, bribery, kickbacks, extortion, embezzlement, or other similar practices. An exhaustive list of unethical practices cannot be provided. Instead, the Company relies on the judgment of each individual to avoid such practices. Furthermore, each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors, and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair business practice.

Payments or Gifts from Others

Under no circumstances may employees, officers, directors, agents, or contractors accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, or others that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events, and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to the head of finance or head of human resources of the Company.

Gifts given by the Company to suppliers or customers or received from suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in the Company’s books and records. You are expected to comply with the Company’s Foreign Corrupt Practices Act Manual.

Health and Safety

The Company strives to provide a safe and healthy work environment. All employees have responsibility for maintaining a safe and healthy workplace for all other employees by following the Company’s safety and health rules, policies and practices, and reporting accidents, injuries, and unsafe equipment, practices, or conditions.

Insider Trading

You are not permitted to use, share, or disseminate confidential information for stock trading purposes or for any other purpose except the conduct of our business. To use confidential information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical, but is also illegal. You are expected to comply with the Company’s Insider Trading and Communications Policy.

Protection and Proper Use of Company Assets

No secret or unrecorded fund of Company assets or cash shall be established or maintained for any purpose. Anyone spending or obligating Company funds should be certain that the transaction is properly and appropriately documented and that the Company receives appropriate value in return.

All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported to the head of finance or head of human resources of the Company for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

Record Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. If you use a business expense account, expenses to be reimbursed must be documented and recorded accurately. If you are not sure whether an expense is appropriate, ask your supervisor.

All of the Company’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls. All Company business data, records, and reports must be prepared truthfully and accurately. The Company’s business records must be maintained for the periods specified in the Company’s applicable record retention policies.

Employees who contribute to or prepare the Company’s financial statements, public filings, submissions, or communications should do so in accordance with the following guidelines:

•	All accounting records, as well as reports produced from those records, must be prepared in accordance with the laws of each applicable jurisdiction.

•	All records must fairly and accurately reflect the transactions or occurrences to which they relate.

•	All records must fairly and accurately reflect, in reasonable detail, the Company’s assets, liabilities, revenues, and expenses.

•	The Company’s accounting records must not contain any false or intentionally misleading entries.

•	No transactions should be intentionally misclassified as to accounts, departments, or accounting periods.

•	All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

•	No information should be concealed from independent auditors.

•	Compliance with the Company’s system of internal accounting controls is required.

Business records and communications often become public, and employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports.

Implementation

Violations of this Code or of any direction given by management in order to effect the provisions, goals, and aims of this Code may result in disciplinary action, up to and including termination of employment.

Waiver

Any waiver of this Code for executive officers or directors or any waiver of the Code of Ethics for Senior Financial Officers may be made only by the Board, or a committee of the Board responsible for corporate governance, and will be promptly disclosed as required by law.

Reporting Violations of this Code

Employees are responsible for being aware of the corporate policies applicable to their activities and to comply with them fully. If you become aware of illegal activity, unethical behavior, a violation of this Code, or believe that a violation may take place in the future, you must promptly report the matter. Failure to report a known violation allows misconduct to go unremedied and is itself grounds for discipline. Ordinarily, the report may be made to the employee’s immediate supervisor who, in turn, must report it to the head of finance or head of human resources of the Company. If the report pertains to concerns regarding questionable accounting or auditing matters, the employee should direct the report to the Chair of the Audit Committee of the Board as described in the Company’s policy entitled “Procedures for the Reporting of Questionable Accounting and Auditing Matters.”

Employees may report evidence of wrongdoing, complaints, or concerns relating to accounting and auditing matters to the Chair of the Audit Committee at any time. This report may be made in person or in writing, and may be anonymous, at the employee’s discretion, through the following:

•	Contact the Chair of the Audit Committee by email at audit@atlanticcoastal.io.

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Contact the Chair of the Audit Committee by mail at Atlantic Coastal Acquisition Corp. II, Attn: Audit Committee Chair, 6 St Johns Lane, Floor 5, New York, NY 10013 (this correspondence will be forwarded directly to the Chair of the Audit Committee).

•	Anonymous hotline at 1 (800) 759-0443.

Employees submitting a report on an anonymous basis are strongly encouraged to keep a copy of the report (if made in writing) and a record of the time and date of their submission, as well as a description of the matter as reported if the report was not in writing.

Employees are encouraged to provide as much specific information as possible, including names, dates, places, and events that took place, relevant documents, and the employee’s perception of why the incident(s) may be misconduct.

If possible, the employee should provide a means by which she/he can be contacted in the event that an investigator needs to follow-up or wants to report back to the employee.

We will not allow retaliation against an employee for reporting a possible violation of this Code unless it can be shown that the report was knowingly false. Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code. Such retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution. The employee is protected from retaliation even if the investigator does not agree that there has been a violation. However, if the employee making the report was involved in improper activity, the fact that he or she reported it will not necessarily prevent him or her from being disciplined for his or her participation in the violation. In these circumstances, the Company may consider the employee’s conduct in promptly reporting the information as a mitigating factor in any disciplinary decision.

What to Do if You Have Questions or Are Unsure About a Transaction

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations, it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance from your supervisor or the head of finance or head of human resources of the Company before you act.

•	Make sure you have all the facts. In order to reach the right solutions, you must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process.

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Seek help from Company resources. In the event it is inappropriate to discuss an issue with your supervisor, or if you do not feel comfortable approaching your supervisor with your question, you may also call the head of finance or head of human resources of the Company.

•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected.

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If you have any questions or uncertainties regarding this Code or are unsure as to whether a transaction is consistent with this Code, please contact the head of finance or head of human resources of the Company.

Accountability for Adherence to this Code

The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code. The Chief Executive Officer of the Company is currently so designated, and the Chief Executive Officer may designate the Chief Financial Officer of the Company to determine actions to be taken in the event of a violation of this Code as appropriate. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and shall include written notices to the individual involved that the Board or its designee has determined that there has been a violation, and may include censure by the Board or its designee, demotion or re-assignment of the individual involved, suspension with or without pay (as determined by the Board or its designee), and termination of the individual’s employment or other service.

ACKNOWLEDGMENT

I have received and read the Company’s Code of Business Conduct and Ethics. I understand the standards and policies contained in the Company’s Code of Business Conduct and Ethics and understand that there may be additional policies or laws specific to me depending on my role with the Company. I further agree to comply with the Company’s Code of Business Conduct and Ethics.

If I have questions concerning the meaning or application of the Company’s Code of Business Conduct and Ethics, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult my manager or the head of finance or head of human resources of the Company, knowing that my questions or reports to these sources will be maintained in confidence.

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Signature

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Please sign and return this form to the Human Resources Department. In the alternative, the Company may accept confirmation of your acknowledgment via electronic transmission, such as electronic mail.